UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 3, 2006

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about January 23, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 4, 5, 6, 7, 8 and 9, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH DECEMBER 14, 2005

1.                                      Now that the peak season of 2005 has basically concluded, please comment on the strength, timing and magnitude of this peak period.  How did it compare to internal expectations?

We found the 2005 peak challenging, but manageable.  There is an old saying among aviators that goes something like “Any landing you can walk away from is a good one.”  In this sort of context, we would have to classify the recently concluded peak season as just such a landing.

We acknowledge the fact that we felt it was manageable is no doubt a function of our expectations.   Internally, we expected the peak season of 2005 to be difficult, and in many ways and in many places it certainly met internal expectations.  However, we believe that we anticipated space requirements correctly and to the extent it is possible to anticipate such things, we kept the right options open.  In all, we believe that we were able to service our customers effectively.

2.                                      Another international forwarder commented that the peak season out of Asia in 2005 was “marginally above average” but not overly robust in comparison to last year.  Would you concur?

It seems to us that our statement in question one that peak 2005 was “challenging, but manageable” might indicate a more lively scenario than the statement attributed to some other outfit that their peak was “‘marginally above average’ but not overly robust.”  But, this comes down to a matter of individual analysis.

If you are really asking us to compare this peak season to the peak of 2004, we would say that around here 2005 was much heavier than what we experienced in 2004.  This holds true both in terms of ocean container count and for air tonnage moved.  The fact that we were able to execute well in this environment really says more about how we were prepared to handle the peak season, than it is an indication that the peak season 2005 was in any way lackluster.

3.                                      What were the air and ocean freight volume growth rates for October and November of 2005?

In October 2005, airfreight tonnages and ocean freight container counts both increased 12%,  when compared with October 2004.

In November 2005, air freight tonnages and ocean freight container counts increased 14% and 4%  respectively, when compared with the same month of the prior year.

4.                                      Looking back at 2005 does it appear to you as though the shippers were better prepared than in the previous years to handle the demands of their supply chains? If so, how much of this contributed to a more orderly flow of product throughout the year?

In general, we’d say yes to the first part of your question, however there are always those shippers who find themselves reacting to unanticipated developments in their own business.

As for the second part of the question, anything we’d come up with that you would consider meaningful would be subjective at best to outright worthless at the most dangerous.  We would point out that unless you’re a maven of chaos theory, things that are better organized, typically work better than things that aren’t.  Direct measurement of intangible benefits is not something we do.

5.                                      How big of buyer is Expeditors of U.S. domestic transportation in support of its international forwarding operations?  What mode of transportation (i.e., LTL, truckload, cartage, intermodal rail) comprises the largest part of this spend?

How big compared to what?  We certainly don’t measure how “big” we are as a part of the total U.S. domestic transportation spend.  That is not particularly relevant to us and we would never want to big for its own sake.  We are focused on developing a presence in the time-definite space.

As to the mode of transportation, we believe that the money to be made in domestic transportation comes from being able to generate enough business so that you can create full-truck loads (FTL as opposed to LTL).  We seem to be doing that and we believe that we are progressing well.

6.                                      Is it your sense that the shift away from LA/Long Beach is somewhat of transitional and now that it has occurred, an increasing share of ocean growth moving forward will need to be serviced by LA/Long Beach?

We actually think that until major infrastructure additions are made in LA/Long Beach, other west coast ports will continue to provide attractive, viable, and reliable alternatives.  Having worked out “the kinks” of shifting more capacity through these other ports, we see no reason why the current trend won’t continue to some degree.  As larger ships come on line, they will probably be placed on the LA/Long Beach runs, freeing up the smaller ships to come to other west coast ports.

7.                                      Will the Korean Air pilot strike have a material impact on Expeditors’ airfreight operations into and out of Korea and other parts of Asia?  If so, what contingency plans, if any, does Expeditors have in place if Korean Air capacity is not available in the near to intermediate term?  Does Expeditors believe there is ample capacity within these trade lanes for airfreight that previously traveled on Korean Air?

We think we’ll be fine.  We obviously have contingency plans, but the less said about these, the better.  To do otherwise, risks not having these alternatives available should the need arise.

8.                                      Recently CMA-CGM [a French asset based ocean carrier] announced its plan to resign from the TSA [Transpacific Stabilization Agreement] making it the second carrier, following Maersk Sealand’s departure roughly sixteen months ago, to leave this organization.  Does Expeditors believe that a member’s departure from the TSA has a real impact on ocean carrier rates within the Transpacific?  Taking a step back, how much influence does the TSA have generally on setting prices within this trade lane?  Does the TSA’s strength and ability to influence pricing depend on the sheer number of carriers or rather the clout of specific carriers within the organization?

Why anybody would care what we think about this is beyond us.  We decided to let the TSA speak for itself so we went to their web site (www.tsacarriers.org) and saw that they describe themselves as “a research and discussion group of major container shipping lines offering ocean and inland transportation, logistics and supply chain services from Asia to the U.S.”

They go on to explain that the TSA is a group “authorized under the applicable shipping laws of the U.S. and Asian governments to:

•                                          Meet, exchange market information and jointly conduct market research

•                                          Represent carrier interests in consultations with government regulatory bodies and with designated shipper organizations

•                                          Develop voluntary, non-binding guidelines for rates and charges

•                                          Discuss ways members can manage costs and improve efficiency

•                                          Establish common terms of service and standards for certain documentation, information systems development and other activities in the public interest, also on a voluntary, non-binding basis.”

After reading all of this harmless sounding stuff, which is authorized by governments after all as we were reminded, we have no idea why any member would leave.  Surely the dues cannot have grown to the point where a carrier or two would decide that they can no longer afford them

If you really want to know, why not ask CMA-CGM or the TSA?  As to what we expect, we don’t believe that the departure of CMA-CGM, in and of itself, will have a marked impact on the ocean pricing environment.   Obviously CMA-CTM has decided to do without the research and discussions available as a member of the TSA and decided to go it alone.

In closing, it is interesting to note that as the numbers of carriers operating on the trans-Pacific routes have increased, particularly over the past 5 years,  the overall percentage of cargo carried by TSA carriers has steadily diminished.

9.                                      Recently one of your competitors indicated they will incur incremental costs due to the successful recruitment of sales talent from other firms currently undergoing consolidation.  Has Expeditors been successful in recruiting new sales members from these firms and if so what are the anticipated pre-tax recruitment costs in Expeditors’ upcoming quarter if any?

Did somebody really say this with a straight face?  And perhaps more importantly, did you believe it?  Pardon us if we seem a little glib at such an announcement by one of our competitors, but we have never measured sales recruitment in terms of “incremental costs.”   In fact, our outlook is captured in an old advertising slogan that went something like “there is always room for Jell-o.”

Around here we assess a potential sales hire, whether from a merging company or somewhere else, in terms of profitable business that the person might add.  If they can bring enough profitable new business, you are looking at the sales equivalent of a very green gelatin dessert.

We constantly attempt to attract and develop good sales people.   We want sales experts, not sales specialists.  The difference between the two being that the specialist conducts a lot of sales activity, perhaps with mixed results, while the sales expert actually brings in new business.

At Expeditors, the responsibility for the sales efforts does not rest solely on the head of our sales people.  The U.S. Marine Corp has a maxim that goes something like “every man a rifleman”.  The meaning is clear for regardless of the specialty assignment a member is given, from a cook to platoon leader, each marine is expected to be an expert with a rifle and to be ready to use it, to the exclusion of all else, if the situation calls for firepower.  By that same token, at Expeditors, sales is everyone’s business.  Operational personnel are expected to be heavily involved in sales and sales support and they are charged with taking the lead role in connection with customer retention.

So, you can say that at Expeditors we’re always looking for additional sales “experts”.  This is true no matter what the competition is doing to each other.  We have added a few lately, but we are looking for incremental profits not worrying about extra expense.

Any company that talks about “incremental costs” from hiring sales talent like these expenses were something material to a quarter, must not be very confident about the potential pay back.  They may be about to eat something, but it probably isn’t going to be Jell-o.

10.                               Please provide an update on year-over-year airfreight and ocean freight volume growth as well as gross yield trends during November and December 2005.

We’ve already answered the volume part of this request in our answer to question number 3 above.  Turning to yields, they remained strong throughout the quarter—and yields actually expanded somewhat as we moved through the fourth quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

January 3, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

January 3, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer